Exhibit 10.1

Securities Purchase Agreement

By and Between

Streeterville Capital, LLC

and

Verb Technology Company, Inc.

i

ii

Exhibit A	Certificate of Designations of Series C Preferred Stock	A-1

iii

Securities Purchase Agreement

This Securities Purchase Agreement (together with all exhibits and schedules hereto, this “Agreement”) is entered into as of December 29, 2023 (the “Effective Date”), by and between Streeterville Capital, LLC, a Utah limited liability company (“Buyer”) and Verb Technology Company, Inc., a Nevada corporation (the “Company”). The Buyer and the Company may be collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company desires to issue and sell to Buyer certain shares of Series C Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Stock”), and Buyer desires to acquire from the Company such securities;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms, as used herein, have the following meanings:

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(c)	“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in Nevada generally are authorized or required by Law or other governmental actions to close.

(d)	“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(e)	“Company’s Governing Documents” means the Company’s Articles of Incorporation, including any certificate of designations or other amendments thereto, and bylaws, as same may be amended from time to time.

(f)	“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g)	“Contract” means any contract, commitment, understanding or agreement (whether oral or written).

(h)	“Control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

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(i)	“Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.

(j)	“Encumbrance” means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, or similar adverse claim or restriction, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.

(k)	“Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(m)	“Governmental Authority” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi- national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(n)	“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

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(o)	“Knowledge of the Company” means the knowledge of any director or officer of the Company, and includes the knowledge that any such person would reasonably be expected to obtain in the customary completion of their duties in such applicable position, and after and assuming due inquiry.

(p)	“Law” means any applicable foreign, federal, state or local law (including common law), statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Authority.

(q)	“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(r)	“Losses” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.

(s)	“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof) or condition (financial or otherwise) of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

(t)	“Order” means any judgment, writ, decree, determination, award, compliance agreement, settlement agreement, injunction, ruling, charge, judicial or administrative order, determination or other restriction of any Governmental Authority or arbitrator.

(u)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

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(v)	“Preferred Stock” means (x) the Company’s blank check preferred stock, $0.001 par value per share, the terms of which may be designated by the Board in a certificate of designations and (y) any capital stock into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).

(w)	“Principal Market” means the principal securities exchange or trading market where such Common Stock is listed or traded, including but not limited to any tier of the NASDAQ Stock Market (including NASDAQ Capital Market) or the NYSE American, or any successor to such markets.

(x)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(y)	“SEC” means the United States Securities and Exchange Commission.

(z)	“SEC Documents” means the filings and reports filed by the Company with the SEC and which are available on the SEC’s EDGAR service.

(aa)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(bb)	“Subsidiaries” means any Person in which the Company, directly or indirectly, (A) owns a majority of the outstanding capital stock or holds a majority equity or similar interest of such Person or (B) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary”.

(cc)	“Transaction Documents” means this Agreement, the Certificate of Designations and any other agreement, document, certificate or writing delivered or to be delivered in connection with this Agreement and any other document related to the Transactions related to the forgoing, including, without limitations, those delivered at the Closing.

(dd)	“Transactions” means the purchase and sale of the Shares and the other transactions contemplated under the Transaction Documents.

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Section 1.02 Interpretive Provisions. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; the terms “Dollars” and “$” mean United States Dollars. Reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit, Annex or Schedule to this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” Reference to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. In the event of a conflict between language or amounts contained in the body of this Agreement and language or amounts contained in the Exhibits attached hereto, the language or amounts in the body of the Agreement shall control.

Article II. Purchase and Sale

Section 2.01 Shares.

(a)	Pursuant to the terms and conditions of this Agreement, the Company shall issue and sell to Buyer 3,000 shares of Series C Stock (the “Shares”) for a price of $1,000.00 per Share, for a resulting total purchase price of $3,000,000 (“Purchase Price”), as set forth herein.

(b)	Following the Effective Date, the Company shall approve and file the Certificate of Designations for the Series C Stock in the form as attached hereto as Exhibit A (the “Certificate of Designations”) with the Secretary of State of the State of Nevada and shall take such actions as reasonably required in order for the Certificate of Designations to become effective.

(c)	The Series C Stock acquired by the Buyer hereunder shall be sold or issued pursuant to the exemption from registration provided by Rule 506(b) promulgated under Regulation D of the Securities Act.

(d)	The Parties acknowledge and agree that the Certificate of Designations shall authorize more shares of Series C Stock than to be acquired by Buyer at the Closing (as defined below), which additional shares of Series C Stock may be utilized as set forth in the Certificate of Designations. The Company shall not issue or sell any shares of Series C Stock to any Person other than to the Buyer without the prior written consent of the Buyer, such consent to be given or withheld in the sole determination of the Buyer.

Section 2.02 Shareholder Approval. On or before July 31, 2024, the Company shall submit this Agreement and the Transactions to the shareholders of the Company for their approval (the “Shareholder Approval”), to be obtained at a special meeting of the shareholders of the Company or via a written consent of the shareholders in lieu of a meeting, and shall undertake such actions and complete such filings with the SEC and the Nasdaq Capital Markets as to obtain the Shareholder Approval and to consummate the Transactions. The Board of Directors of the Company (the “Board”) shall recommend to the shareholders of the Company that they vote “FOR” the approval of this Agreement and the Transactions. If, despite the Company’s best efforts, Shareholder Approval is not obtained by July 31, 2024, the Company shall cause an additional special meeting of shareholders of the Company to be held every three (3) months thereafter until such Shareholder Approval is obtained.

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Section 2.03 Closing.

(a)	Subject to the terms and conditions herein, the closing of the purchase and sale of the Shares (the “Closing”) shall occur as set forth herein, and subject to the satisfaction, or waiver by the Party for whose benefit the condition to the Closing exists in such Party’s sole discretion, of the conditions to the Closing as set forth in Article III, or such other date as set forth herein or as agreed to by the Parties in writing, each in their sole discretion (the date of such Closing, the “Closing Date”) at the offices of the Company or via the exchange of documents electronically, as agreed to by the Parties, as set forth below.

(b)	Subject to the terms and conditions herein, the Closing shall occur on the first Business Day following the receipt, or waiver by the Party for whose benefic such condition exists, of the conditions as set forth in Section 3.01 and Section 3.02.

(c)	At the Closing, the Buyer shall acquire the Shares in exchange for payment to the Company of the Purchase Price.

Section 2.04 Deliverables and Actions at the Closing.

(a)	At the Closing, Buyer shall deliver to the Company:

(i)	The Purchase Price, via wire transfer to an account as designated by the Company prior to the Closing Date, provided that the Parties acknowledge and agree that the Buyer shall retain $20,000 of the Purchase Price as reimbursement of Buyer’s costs in connection with the preparation of the Transaction Documents;

(ii)	a certificate from Buyer, in form and substance reasonably acceptable to the Company, (1) certifying that the matters set forth in Section 3.02(a) and Section 3.02(b) are true and correct; and (2) certifying the name, title and true signature of each manager and officer of the Buyer executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby; and

(iii)	such other documents as the Company may reasonably request for the purpose of evidencing the accuracy of the Buyer’s representations and warranties; evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer hereunder, or otherwise facilitating the consummation or performance of the Closing.

(b)	At the Closing:

(i)	the Company shall record the Buyer in the stock ledger of the Company as the beneficial owner of the Shares, which the Parties acknowledge will not be certificated;

(ii)	the Company shall deliver to Buyer a certificate in form and substance reasonably acceptable to Buyer (1) certifying the matters in Section 3.01(a) and Section 3.01(c) are true and correct; (2) attaching and certifying copies of the resolutions of the Board relating to this Agreement, the other Transaction Documents and the Transactions; (3) certifying the name, title and true signature of each officer of the Company executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby; (4) attaching a certificate of good standing of the Company issued by the Secretary of State of the State of Nevada and dated as of a date no earlier than 5 days prior to the Closing Date; and (5) attached a copy of the Certificate of Designations, as filed and accepted by the Secretary of State of the State of Nevada;

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(iii)	the Company shall deliver to the Buyer an opinion of counsel to the Company as to the Transaction Documents and the Transactions, in form and substance acceptable to the Buyer; and

(iv)	the Company shall deliver to Buyer such other documents as the Buyer may reasonably request for the purpose of evidencing the accuracy of the Company’s representations and warranties; evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company hereunder, or otherwise facilitating the consummation or performance of the Closing.

Article III. Conditions to the Closing

Section 3.01 Buyer’s Conditions to Closing. The obligations of the Buyer to consummate the Closing shall be subject to the fulfillment or written waiver by the Buyer (in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)	The Certificate of Designations shall have been filed with the Secretary of State of the State of Nevada and shall have become effective.

(b)	All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for such representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and except for such representations and warranties which are made as of a specified date, which shall be true and correct in all material respects or, if qualified by materiality then true and correct in all respects, as of such date.

(c)	The Company shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Company under this Agreement at or prior to the Closing Date.

(d)	No action, proceeding, claim or litigation shall have been commenced (or, threatened, if in Buyer’s commercially reasonable judgment such threat constitutes a colorable claim) by or before any Governmental Authority against either Party hereto seeking to restrain or materially and adversely alter the Transactions.

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(e)	The Company shall have delivered to Buyer the applicable items, executed certificates and instruments as set forth in Section 2.04(b).

(f)	The Certificate of Designations for the Series A Convertible Preferred Stock of the Company shall have been withdrawn from the State of Nevada pursuant to a Certificate of Withdrawal in form and substance as acceptable to the Buyer.

(g)	Buyer shall have completed its due diligence investigation and review of the Company to the satisfaction of the Buyer in its sole discretion.

Section 3.02 Company’s Conditions to the Closing. The obligations of the Company to consummate the Closing shall be subject to the fulfillment or written waiver by the Company, in its sole and absolute discretion, on or prior to the Closing Date, of each of the following conditions:

(a)	All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for such representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and except for such representations and warranties which are made as of a specified date, which shall be true and correct in all material respects or, if qualified by materiality then true and correct in all respects, as of such date.

(b)	Buyer shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by Buyer under this Agreement at or prior to the Closing Date.

(c)	The Certificate of Designations shall have been filed with the Secretary of State of the State of Nevada and shall have become effective.

(d)	No action, proceeding, claim or litigation shall have been commenced (or, threatened, if in the Company’s commercially reasonable judgment such threat constitutes a colorable claim) by or before any Governmental Authority against either Party hereto seeking to restrain or materially and adversely alter the Transactions.

(e)	Buyer shall have delivered to the Company the applicable items, executed certificates and instruments as set forth in Section 2.04(a).

Article IV. Representations and Warranties of the Company

Other than as set forth in the Disclosure Schedules delivered by the Company to the Buyer on the Effective Date (the “Disclosure Schedules”), referencing the applicable section of this Article IV to which such disclosure relates, the Company represents and warrants to Buyer that the following representations and warranties contained in this Article IV are true and correct as of the Effective Date and as of Closing Date:

Section 4.01 Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has no Subsidiaries other than as set forth in the SEC Documents.

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Section 4.02 Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Transactions (including, without limitation, the issuance of the Shares have been duly authorized by the Board and (other than the filing with the SEC of (i) a Form D, and (ii) the 8-K Filing (as defined below) and any other filings as may be required by any state securities agencies (collectively, the “Required Approvals”)) and no further filing, consent or authorization is required by the Company, the Board or its shareholders or other governing body. This Agreement has been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

Section 4.03 Issuance of Securities. The issuance of the Shares is duly authorized and, upon issuance and payment in accordance with the terms of the Transaction Documents shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof.

Section 4.04 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions (including, without limitation, the issuance of the Shares) will not (i) result in a violation of the Company’s Governing Documents or the certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

Section 4.05 Consents. Other than the Shareholder Approval, neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the Required Approvals), any Governmental Authority or any regulatory or self- regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

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Section 4.06 Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the Transactions and that Buyer is not (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the Transactions, and any advice given by Buyer or any of its representatives or agents in connection with the Transaction Documents and the Transactions is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company and its respective representatives. The Company acknowledges that the Buyer is not registered as a ‘dealer’ under the Exchange Act; and that the Company has performed due diligence and background research on the Buyer and its affiliates and has received and reviewed the due diligence packet provided by the Buyer, and the Company, being aware of the matters and legal issues described in this sentence, acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by the Transaction Documents and covenants and agrees it will not use any such information or legal theory as a defense to performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or void such obligations.

Section 4.07 No General Solicitation; Placement Agent’s Fees. Other than Ascendiant, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby in connection with the sale of the Securities. The Company shall pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

Section 4.08 No Integrated Offering. None of the Company, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of shareholders of the Company for purposes of the Securities Act or under any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market. None of the Company, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Securities to be integrated with other offerings of securities of the Company.

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Section 4.09 Application of Takeover Protections; Rights Agreement. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), shareholder rights plan or other similar anti- takeover provision under the Company’s Governing Documents or the laws of the State of Utah or otherwise which is or could become applicable to the Company or the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and Buyer’s ownership of the Securities. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

Section 4.10 SEC Documents; Financial Statements. During the two (2) years prior to the Effective Date, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. The Company has delivered or has made available to the Buyer or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, or as of the respective dates of any amendments thereto, as applicable, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the Effective Date and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in its financial statements or otherwise. No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents (including, without limitation, information referred to in this Agreement or in the Disclosure Schedules) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

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Section 4.11 Absence of Certain Changes. Except as disclosed in the SEC Documents, since the date of the Company’s most recent audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof) or condition (financial or otherwise) of the Company or any of its Subsidiaries. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the Effective Date, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Section 4.12 No Undisclosed Events, Liabilities, Developments or Circumstances. Other than as disclosed in the SEC Documents, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S- 1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on Buyer’s investment hereunder or (iii) would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under Company’s Governing Documents, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or bylaws or their organizational charter, certificate of formation, memorandum of association, articles of association, articles of incorporation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two years prior to the Effective Date, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect.

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Section 4.14 Foreign Corrupt Practices. Neither the Company, any of the Company’s Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, nor any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Authority to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, or (ii) assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.

Section 4.15 Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

Section 4.16 Transactions With Affiliates. Except as disclosed in the SEC Documents, no current or, to the Knowledge of the Company, former, employee, partner, director, officer or shareholder (direct or indirect) of the Company or its Subsidiaries, or any associate, or, to the Knowledge of the Company, any Affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or has ever been, (i) a party to any transaction with the Company or its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder or such associate or affiliate or relative Subsidiaries (other than for ordinary course services as employees, officers or directors of the Company or any of its Subsidiaries)) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company or its Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company whose securities are traded on or quoted through any securities market), nor does any such Person receive income from any source other than the Company or its Subsidiaries which relates to the business of the Company or its Subsidiaries or should properly accrue to the Company or its Subsidiaries. No director, executive officer, or 10% or greater shareholder of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Board).

Section 4.17 Equity Capitalization.

(a)	Authorized and Outstanding Capital Stock. As of the Effective Date, the authorized capital stock of the Company consists of (A) 400,000,000 shares of Common Stock, of which 20,757,541 are issued and outstanding (B) 15,000,000 shares of Preferred Stock, of which 6,000 shares are designated as the Series A Convertible Preferred Stock, of which no shares are outstanding and one share is designated as the Series B Preferred Stock, of which no shares are outstanding. No shares of Common Stock are held in the treasury of the Company.

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(b)	Valid Issuance; Available Shares; Affiliates. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Section 4.17(b) of the Disclosure Schedules sets forth the number of shares of Common Stock that are (A) reserved for issuance pursuant to Convertible Securities and (B) as of the Effective Date, owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company or any of its Subsidiaries. To the Knowledge of the Company, except as disclosed in the SEC Documents, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all Convertible Securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% shareholder for purposes of federal securities laws).

(c)	Existing Securities; Obligations. Except as disclosed in Section 4.17(c) of the Disclosure Schedules, none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

Section 4.18 Organizational Documents. The Company’s Governing Documents as included in the SEC Reports are true and correct copies of such instruments. The Company has made available to the Buyer copies of, and the terms of, all Convertible Securities and the material rights of the holders thereof in respect thereto.

Section 4.19 Indebtedness and Other Contracts. Neither the Company nor any of its Subsidiaries, (i) except as set forth in Section 4.19 of the Disclosure Schedules, has any outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries (other than in connection with any Indebtedness disclosed pursuant to clause (i) of this Section 4.19, or any financing statements evidencing equipment financing liens in the ordinary course of business); (iv) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (v) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect.

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Section 4.20 Litigation. There is no action, suit, arbitration, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, other Governmental Authority, self- regulatory organization or body pending or, to the Knowledge of the Company, threatened against, or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such. No director, officer or employee of the Company or any of its subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. After reasonable inquiry of its employees, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.21 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.22 Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No current (or former) executive officer or other key employee of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Section 4.23 Title.

(a)	Real Property. Each of the Company and its Subsidiaries holds good title to all real property, leases in real property, facilities or other interests in real property owned or held by the Company or any of its Subsidiaries (the “Real Property”) owned by the Company or any of its Subsidiaries (as applicable). The Real Property is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) Liens for current taxes not yet due and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Any Real Property held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its Subsidiaries.

(b)	Fixtures and Equipment. Each of the Company and its Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or its Subsidiary in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of the Company’s and/or its Subsidiaries’ businesses (as applicable) in the manner as conducted prior to the Closing. Each of the Company and its Subsidiaries owns all of its owned Fixtures and Equipment free and clear of all Liens except for (a) Liens for current taxes not yet due, and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

Section 4.24 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and presently proposed to be conducted. None of the Company’s Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned, within five years from the Effective Date. To the Knowledge of the Company, there is no infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the Knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

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Section 4.25 Environmental Laws.

(a)	The Company and its Subsidiaries (A) are in compliance with any and all Environmental Laws, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (A), (B) and (C), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	No Hazardous Materials have been disposed of or otherwise released from any Real Property of the Company or any of its Subsidiaries in violation of any Environmental Laws; or are present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a violation of any Environmental Laws. No prior use by the Company or any of its Subsidiaries of any Real Property has occurred that violates any Environmental Laws, which violation would have a material adverse effect on the business of the Company or any of its Subsidiaries.

(c)	Neither the Company nor any of its Subsidiaries knows of any other person who or entity which has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including, without limitation, such substances as asbestos and polychlorinated biphenyls.

(d)	None of the Real Properties are on any federal or state “Superfund” list or Liability Information System (“CERCLIS”) list or any state environmental agency list of sites under consideration for CERCLIS, nor subject to any environmental related Liens.

Section 4.26 Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

Section 4.27 Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed (allowing for all lawful extensions) all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The net operating loss carryforwards (“NOLs”) for United States federal income tax purposes of the consolidated group of which the Company is the common parent, if any, shall not be adversely effected by the transactions contemplated hereby. The transactions contemplated hereby do not constitute an “ownership change” within the meaning of Section 382 of the Code, thereby preserving the Company’s ability to utilize such NOLs.

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Section 4.28 Internal Accounting and Disclosure Controls. Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compare with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Authority or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

Section 4.29 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

Section 4.30 Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.31 Acknowledgement Regarding Buyer’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the Transactions, in accordance with the terms thereof, the Buyer has not been asked by the Company or any of its Subsidiaries to agree, nor has Buyer agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any of the Securities for any specified term; (ii) Buyer, and counterparties in “derivative” transactions to which Buyer is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to the Buyer’s knowledge of the Transactions; and (iii) Buyer shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that following the public disclosure of the Transactions pursuant to the 8-K Filing (as defined below) the Buyer may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value and/or number of the shares of Common Stock deliverable with respect to the Securities are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

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Section 4.32 Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries or (iv) paid or agreed to pay any Person for research services with respect to any securities of the Company or any of its Subsidiaries.

Section 4.33 U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the Securities are held by the Buyer, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon Buyer’s request.

Section 4.34 Exemption. The Company is eligible to sell the Shares to Buyer pursuant to Rule 506(b) of Regulation D promulgated pursuant to the Securities Act.

Section 4.35 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to the Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 4.36 Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

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Section 4.37 Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).

Section 4.38 Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

Section 4.39 Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, without limitation, (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.40 Management. Except as set forth in Section 4.40 of the Disclosure Schedules, during the past five year period, no current or former officer or director or, to the Knowledge of the Company, no current ten percent (10%) or greater shareholder of the Company or any of its Subsidiaries has been the subject of:

(a)	a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(b)	a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c)	any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(i)	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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(ii)	Engaging in any particular type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws; or

(d)	any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(e)	a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(f)	a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Section 4.41 Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

Section 4.42 No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents. In addition, on or prior to the Effective Date, the Company had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.

Section 4.43 No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, or, to the Knowledge of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Buyer a copy of any disclosures provided thereunder.

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Section 4.44 Other Covered Persons. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of buyers or potential purchasers in connection with the sale of any Regulation D Securities.

Section 4.45 No Additional Agreements. The Company does not have any agreement or understanding with Buyer with respect to the Transactions other than as specified in the Transaction Documents.

Section 4.46 Public Utility Holding Act. None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

Section 4.47 Federal Power Act. None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

Section 4.48 Registration Rights. No holder of securities of the Company has rights to the registration of any securities of the Company because of the filing of any registration statement required to be filed under the Registration Rights Agreement or the issuance of the Securities hereunder that could expose the Company to material liability or Buyer to any liability or that could impair the Company’s ability to consummate the issuance and sale of the Securities in the manner, and at the times, contemplated hereby, which rights have not been waived by the holder thereof as of the Effective Date.

Section 4.49 Cybersecurity. The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants that would reasonably be expected to have a Material Adverse Effect on the Company’s business. The Company and its Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person or such, nor any incidents under internal review or investigations relating to the same except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Section 4.50 Compliance with Data Privacy Laws. The Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, and the Company and its Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the GDPR (EU 2016/679) (collectively, the “Privacy Laws”) except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To ensure compliance with the Privacy Laws, the Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the Knowledge of the Company, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any Subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

Section 4.51 Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Buyer or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyer regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the Disclosure Schedules, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the Effective Date by or on behalf of the Company or any of its Subsidiaries to the Buyer pursuant to or in connection with this Agreement and the other Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the Effective Date or announcement by the Company but which has not been so publicly disclosed. The Company acknowledges and agrees that Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article V.

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Article V. Representations and Warranties of the Buyer

Buyer represents and warrants to the Company that the following statements contained in this Article V are true and correct as of the Effective Date and as of the Closing Date:

Section 5.01 Authorization of Transactions. Buyer is a limited liability company, duly authorized and in good standing in the State of Utah, and has the requisite power and capacity to execute and deliver the Transaction Documents, to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of the applicable Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of Buyer. The Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. Each Transaction Document to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

Section 5.02 Accredited Investor. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.

Section 5.03 Governmental Approvals; Non-contravention.

(a)	No consent, Order, action or non-action of, or filing, notification, declaration or registration with, any Governmental Authority is necessary for the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party.

(b)	The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions, do not (i) violate any Laws or Orders to which Buyer is subject or (ii) violate, breach or conflict with any provision of Buyer’s organizational documents.

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Section 5.04 Brokers. Buyer has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

Article VI. Covenants and Additional Agreements

Section 6.01 Company Covenants.

(a)	Beginning on the Effective Date and until (i) none of the Series C Stock continues to be held by the Buyer, and (ii) the Company has complied with all other covenants and agreements as set forth in the Transaction Documents (such period in this sentence being referred to collectively as the “Covenant Period”), the Company will at all times comply with the following covenants:

(i)	The Company will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(ii)	The Company shall cause the Common Stock shall be listed or quoted for trading on any of NYSE, NYSE American or Nasdaq.

(iii)	The Company will not increase the authorized shares of Common Stock or Preferred Stock without the prior written consent of the Buyer, which consent may be granted or withheld in Buyer’s sole and absolute discretion.

(iv)	The Company shall ensure that trading in Company’s Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market

(v)	Other than any such issuances or sales to the Buyer as contemplated in this Agreement or otherwise to the Buyer or any of its Affiliates, the Company will not issue or sell any Equity Securities (as defined below) which result in net proceeds to the Company in excess of an aggregate of $6,000,000 without the Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion. For purposes herein, “Equity Securities” means Common Stock of the Company, and any option, warrant, or right to subscribe for, acquire or purchase Common Stock, provided that such Equity Securities are not variable priced Equity Securities that have any provisions that will increase the number of Common Stock issued at closing or increase the number of Common Stock issuable under each such Equity Security to a ratio of more than 1:1 or which otherwise have adjustments in the number of shares of Common Stock which may be issued on exercise of such Equity Security or adjustments in the exercise price at which shares of Common Stock may be acquired, for any reason, other than customary and equitable adjustments as a result of any forward or reverse split of the Common Stock.

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(vi)	Except as set forth in Section 6.01(a)(v) herein and subject thereto, the Company will not make any Restricted Issuance (as defined below) without the Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion.

(vii)	During the period beginning 180 days after the Effective Date, the Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Company (a) from entering into a variable rate transaction with the Buyer or any Affiliate of Buyer, or (b) from issuing Common Stock, preferred stock, warrants, convertible notes, other debt securities, or any other Company securities to the Buyer or any Affiliate of Buyer.

(viii)	Other than in connection with a financing transaction involving Permitted Indebtedness (as defined below), the Company will not pledge or grant a security interest in any of its assets without the Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion.

(ix)	The Company will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that are material to the Company’s operations without the Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion.

(x)	Except in connection with satisfaction of a Nasdaq deficiency notice, the Company will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of the Common Stock or any class of Preferred Stock without the Buyer’s prior written consent, which consent may be granted on withheld in Buyer’s sole and absolute discretion.

(xi)	The Company will not, and will not enter into any agreement or commitment to, create, authorize, or issue any class of Preferred Stock without the Buyer’s prior written consent, which consent may be granted on withheld in Buyer’s sole and absolute discretion.

(xii)	The Company will not, and will not enter into any agreement or commitment to, increase the number of shares of Common Stock registered for sale pursuant to the form 424B Filed Pursuant to Rule 424(b)(5) with respect to Registration No. 333-264038 (the “ATM”) or issue or sell any shares of Common Stock in excess of the number of shares of Common Stock available for issuance pursuant to the ATM as of the Effective Date, in each case without the Buyer’s prior written consent, which consent may be granted on withheld in Buyer’s sole and absolute discretion.

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(b)	For purposes hereof, the term “Restricted Issuance” means (i) the issuance, incurrence or guaranty of any debt or additional Liabilities, obligations, (other than (a) trade payables incurred in the ordinary course of business, and (b) leases or other financing arrangements with respect to any furniture, fixtures or equipment used in the operation of Company’s business entered into in the ordinary course of business (collectively, “Permitted Indebtedness”)), (ii) the issuance of (a) any equity securities of the Company, including, without limitation any Common Stock or any class or series of Preferred Stock; (b) any securities that are convertible into or exchangeable for shares of Common Stock or any class or series of Preferred Stock, other than in each of the foregoing clauses (i) and (ii), for any such issuances or sales to the Buyer as contemplated in this Agreement or otherwise to the Buyer or any of its Affiliates. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the further avoidance of doubt, the term Restricted Issuance does not include shares of Common Stock issued pursuant to an ATM, subject to the limitations set forth in Section 6.01(a)(xii).

Section 6.02 Participation Right. During the Covenant Period, the Company hereby grants to the Buyer a participation right, whereby the Buyer shall have the right to participate at the Buyer’s discretion in up to twenty-five percent (25%) of the amount sold in any Restricted Issuance (the “Participation Right”) subject to the consent of the lead investor/underwriter in such transaction.

Section 6.03 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.04 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify the other Party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the Effective Date, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.05 Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Party reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 6.06 Further Assurances. Following the Effective Date, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

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Section 6.07 Covenant Default.

(a)	Event of Default. The Buyer may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	the Company fails to fully comply with any covenant, obligation or agreement of the Company herein, in the Certificate of Designations, or in any other Transaction Document, and such failure, if known to the Buyer and reasonably possible of cure, is not cured within five Business Days of notice of such failure to the Buyer;

(ii)	The Company fails to pay any amount due and payable to the Buyer pursuant to and as required by the Certificate of Designations, or fails to issue any additional shares of Series C Stock to the Buyer pursuant to and as required by the Certificate of Designations, and such failure, if known to the Buyer and reasonably possible of cure, is not cured within five Business Days of notice of such failure to the Buyer;

(iii)	the Company shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Company’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv)	a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b)	Consequences of Events of Default. If an Event of Default has occurred (i) the Buyer may, by notice to the Company, force the Company to redeem all of the issued and outstanding shares of Series C Stock then held by the Buyer for a price equal to (1) the Stated Value (as defined in the Certificate of Designations) of all such shares of Series C Stock; plus (2) any accrued and unpaid Preferred Return (as defined in the Certificate of Designations) with respect to all such shares of Series C Stock, with such Preferred Return to be paid in cash and not via the issuance of additional shares of Series C Stock; plus (3) any accrued and unpaid Quarterly Dividend (as defined in the Certificate of Designations) with respect to all such shares of Series C Stock, provided that such Quarterly Dividend shall be paid in cash in an amount equal to the number of shares of Series C Stock otherwise issuable for the Quarterly Dividend multiplied by the Stated Value; plus (4) any and all other amounts due and payable to the Buyer pursuant to this Agreement, the Certificate of Designations and any other Transaction Document; and (ii) the Buyer shall have the right to pursue any other remedies that the Buyer may have under applicable law and/or in equity.

(c)	Expenses. In the event that the Buyer incurs expenses in the enforcement of its rights hereunder, including but not limited to attorneys’ fees, then the Company shall immediately reimburse the Holder the reasonable costs thereof.

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Section 6.08 Amendment of Certificate of Designations. Following the Closing Date, the Parties shall reasonably cooperate and undertake such actions as required to amend the Certificate of Designations to include and insert therein the provisions of this Article VI, with such modifications to the language herein as required given such insertion into the Certificate of Designations.

Article VII. Default and Termination

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)	By mutual written consent of the Parties;

(b)	by either Party if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by the Company if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Buyer set forth in any Transaction Document and such breach has not been cured within ten (10) days after receipt of notice of such breach the Buyer (a “Buyer Default”);

(d)	by the Buyer if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company set forth in any Transaction Document and such breach has not been cured within ten (10) days after receipt of notice of such breach by the Company (a “Company Default”);

(e)	by the Company or by the Buyer if the Closing has not occurred by January 5, 2024, provided, however, that (i) if the Closing has not occurred by such date due to a breach of any Transaction Document by the Company, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) and (ii) if the Closing has not occurred by such date due to a breach of any Transaction Document by Buyer, the Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(e); or

(f)	by the Buyer at any time prior to the Closing, in the event that Buyer’s due diligence review of the Company as set forth in Section 3.01(g) is not completed to the sole satisfaction of the Buyer.

Section 7.02 Termination Costs.

(a)	If this Agreement is validly terminated by the Buyer pursuant to Section 7.01(d), and only in such event, then, promptly but in any event within three Business Days following such termination by the Buyer, the Company shall pay to the Buyer an amount in cash equal to the Buyer’s reasonable out of pocket costs incurred with respect to the Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by the Buyer, subject to a maximum payment due hereunder of $5,000, which amount shall be deemed agreed liquidated damages and full and complete payment of any amounts due to the Buyer as a result of such termination in the instances such amount is payable as set forth herein.

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(b)	If this Agreement is validly terminated by the Company pursuant to Section 7.01(c), and only in such event, then, promptly but in any event within three Business Days following such termination by the Company, the Buyer shall pay to the Company an amount in cash equal to the Company’s reasonable out of pocket costs incurred with respect to the Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, subject to a maximum payment due hereunder of $5,000, which amount shall be deemed agreed liquidated damages and full and complete payment of any amounts due to the Company as a result of such termination in the instances such amount is payable as set forth herein.

(c)	Each Party acknowledges that the agreements contained in this Section 7.02 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 7.02 (the “First Party”), and, in order to obtain such payment, the other Party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 7.02, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 7.02 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)	If a Company Default occurs and the Buyer elects to terminate this Agreement pursuant to Section 7.01(d), the Buyer’s sole and exclusive remedy against the Company for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of any Closing to occur, will be to obtain payment of the termination costs stated in Section 7.02. Notwithstanding the forgoing sentence, the Parties agree that the Buyer may elect to not terminate this Agreement pursuant to Section 7.01(d) and instead elect to enforce specific performance of this Agreement under Section 9.10 to the extent available, and the limitations on remedy stated in the first sentence of this Section 7.02(d) will apply only if the Buyer elects to terminate this Agreement pursuant to Section 7.01(d) and the Company actually pays the termination costs stated in Section 7.02(a).

(e)	If Buyer Default occurs and the Company elects to terminate this Agreement pursuant to Section 7.01(c), the Company’s sole and exclusive remedy against the Buyer for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of any Closing to occur, will be to obtain payment of the termination costs stated in Section 7.02(b). Notwithstanding the forgoing sentence, the Parties agree that the Company may elect to not terminate this Agreement pursuant to Section 7.01(c) and instead elect to enforce specific performance of this Agreement under Section 9.10 to the extent available, and the limitations on remedy stated in the first sentence of this Section 7.02(e) will apply only if the Company elects to terminate this Agreement pursuant to Section 7.01(c) and the Buyer actually pays the termination costs stated in Section 7.02(b).

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(f)	If the Closing does not occur for any reason other than for a Company Default or a Buyer Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

Section 7.03 Effect of Termination. In the event of the valid termination of this Agreement pursuant to this Article VII prior to the Closing, this Agreement, shall become void and of no further force or effect with no liability on the part of any Party, other than this Article VII, Article VIII and Article IX, and such additional sections and provisions herein as required to give effect to any of the forgoing, each of which shall survive any such termination of this Agreement, and provided that, any such termination shall not relieve any Party from liability for actual damages to the other Party resulting from a material breach of this Agreement by such Party.

Section 7.04 Additional Provisions. For the avoidance of doubt, the provisions of this Article VII are in addition to, and not in replacement of, the provisions of Section 6.07.

Article VIII. Indemnification

Section 8.01 General Indemnification. If the Closing occurs, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party and such other Party’s Affiliates and each of their respective directors, officers, managers, partners, employees, agents, equity holders, successors and assigns (each, an “Indemnified Party”), from and against any and all Losses incurred or suffered by any Indemnified Party arising out of, based upon or resulting from any breach of any representations or warranties of the Indemnifying Party herein or breach by the Indemnifying Party of, or any failure the Indemnifying Party to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement by the Indemnifying Party.

Section 8.02 Procedures for Indemnification. The following shall apply with respect to all claims by any Indemnified Party for indemnification hereunder:

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

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(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.02(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.02(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(a)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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Section 8.03 Payment. Upon a determination of liability under this Article VIII, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VIII with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 8.04 Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 8.05 Additional Provisions. For the avoidance of doubt, the provisions of this Article VIII are in addition to, and not in replacement of, the provisions of Section 6.07, and the Buyer may elect to proceed under either or both of this Article VIII and Section 6.07

Article IX. Miscellaneous

Section 9.01 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Buyer, to:

Streeterville Capital, LLC

Attn: John M. Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Email: jfife@chicagoventure.com

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With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to the Company, to:

Verb Technology Company, Inc.

Attention: Rory J. Cutaia

10621 Calle Lee., Suite 153

Los Alamitos, CA 90720

Email: rory@verb.tech

With a copy, which shall not constitute notice, to:

Marcelle S. Balcombe

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

T (212)930-9700 ext. 184| D (646)810-2184| F (212) 930-9725

mbalcombe@srfc.law

(b)	Either Party may change its address for notices hereunder upon notice to the other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) Business Days after mailing, if sent by registered or certified mail.

Section 9.02 Attorneys’ Fees. In the event that either Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.03 Amendments; No Waivers.

(a)	Other than as specifically set forth herein, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

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(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 9.04 No Consequential or Punitive Damages. Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith, other than for any punitive damages actually ordered by a Governmental Authority and thereafter finally paid.

Section 9.05 Expenses. Unless otherwise contemplated or stipulated by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 9.06 Successors and Assigns; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 9.07 Third-Party Beneficiaries. This contract is strictly between the Parties and, except as specifically provided herein, no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 9.08 Governing Law; Etc.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Utah, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Utah.

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(b)	SUBJECT TO Section 9.09, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATES OF ILLINOIS, IN EACH CASE LOCATED IN SALT LAKE COUNTY, UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08(c).

Section 9.09 Arbitration Provisions.

(a)	Initial Agreements. For purposes of this Section 9.09, the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the Parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. The Parties hereby agree that the Claims may be arbitrated in one or more Arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The Parties hereby agree that the arbitration provisions set forth in this Section 9.09 (“Arbitration Provisions”) are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Transaction Document) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable pursuant to Section 29 of the Exchange Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in this Agreement.

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(b)	Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Section 9.09(e) (the “Appeal Right”), the Parties agree that the award of the arbitrator rendered pursuant to Section 9.09(d) (the “Arbitration Award”) shall be (a) final and binding upon the Parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement. The Arbitration Award shall include interest at the rate of 10% per year (“Default Interest”) both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

(c)	The Arbitration Act. The Parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the Parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

(d)	Arbitration Proceedings. Arbitration between the Parties will be subject to the following:

(i)	Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the Parties agree that a Party may initiate Arbitration by giving written notice to the other Party (“Arbitration Notice”) in the same manner that notice is permitted in Section 9.01; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other Party under Section 9.01 (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to Section 9.01 or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

(ii)	Selection and Payment of Arbitrator.

(1)	Within ten (10) calendar days after the Service Date, Buyer shall select and submit to Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after Buyer has submitted to the Company the names of the Proposed Arbitrators, the Company must select, by written notice to the Buyer, one (1) of the Proposed Arbitrators to act as the arbitrator for the Parties under these Arbitration Provisions. If the Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then the Buyer may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to the Company.

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(2)	If the Buyer fails to submit to the Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to Section 9.09(d)(ii)(1), then the Company may at any time prior to the Buyer so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Buyer. The Buyer may then, within five (5) calendar days after the Company has submitted notice of its Proposed Arbitrators to the Buyer, select, by written notice to the Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the Parties under these Arbitration Provisions. If the Buyer fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by the Company, then the Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to Buyer.

(3)	If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the Party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the Parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Section 9.09(d)(ii).

(4)	The date that the Proposed Arbitrator selected pursuant to this Section 9.09(d)(ii) agrees in writing (including via email) delivered to both Parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”. If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Section 9.09(d)(ii) to continue the Arbitration. If Utah ADR Services ceases to exist or to provide a list of neutrals and there is no successor thereto, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

(5)	Subject to Section 9.09(e)(vii), the cost of the arbitrator must be paid equally by both Parties. Subject to Section 9.09(e)(vii), if one Party refuses or fails to pay its portion of the arbitrator fee, then the other Party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

(iii)	Applicability of Certain Utah Rules. The Parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the Parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

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(iv)	Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the Party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting Party stating that the arbitrator will enter a default award against such Party if such Party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a Party that fails to submit an answer within such time period.

(v)	Related Litigation. The Party that delivers the Arbitration Notice to the other Party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other Party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other Party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the Party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

(vi)	Discovery. Pursuant to Section 118(8) of the Arbitration Act, the Parties agree that discovery shall be conducted as follows:

(1)	Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The Party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows: (i) To facts directly connected with the transactions contemplated by the Agreement; and (ii) to facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

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(2)	No Party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the Party taking the deposition. The Party defending the deposition will submit a notice to the Party taking the deposition of the estimated attorneys’ fees that such Party expects to incur in connection with defending the deposition. If the Party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such Party shall be deemed to have waived its right to the estimated attorneys’ fees. The Party taking the deposition must pay the Party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the Party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such Party may submit the issue to the arbitrator for a decision. All depositions will be taken in Utah.

(3)	All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other Party. The Party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving Party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with Section 9.09(d)(vi)(2), the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting Party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding Party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a Party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding Party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any Party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a Party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

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(4)	In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(5)	Each Party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each Party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The Parties are entitled to depose any other Party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a Party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

(vii)	Dispositive Motions. Each Party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The Party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other Party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other Party shall deliver to the arbitrator and to the other Party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the Party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other Party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable Party shall fail to deliver the Memorandum in Opposition as required above, or if the other Party fails to deliver the Reply Memorandum as required above, then the applicable Party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

(viii)	Confidentiality. All information disclosed by either Party (or such Party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each Party agrees not to disclose any confidential information received from the other Party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving Party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving Party has notified the other Party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving Party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either Party.

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(ix)	Authorization; Timing; Scheduling Order. Subject to all other portions of these Arbitration Provisions, the Parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the Parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the Parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the Parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

(x)	Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

(xi)	Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing Party (the Party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any Party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing Party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing Party in connection with the Arbitration.

(e)	Arbitration Appeal.

(i)	Initiation of Appeal. Following the entry of the Arbitration Award, either Party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other Party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Section 9.09(e)(ii). The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Section 9.09(a) with respect to delivery of an Arbitration Notice. In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Section 9.09(e), the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned. In the event a Party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other Party within the deadline prescribed in this Section 9.09(e), such Party shall lose its right to appeal the Arbitration Award. If no Party delivers an Appeal Notice (along with proof of payment of the applicable bond) to the other Party within the deadline described in this Section 9.09(e), the Arbitration Award shall be final. The Parties acknowledge and agree that any Appeal shall be deemed part of the Parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

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(ii)	Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Section 9.09(e), the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(1)	Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(2)	If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to Section 9.09(e)(ii)(1), then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee. The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

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(3)	If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the Party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the Parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Section 9.09(e)(ii); provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(4)	The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Section 9.09(e)(ii) agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel. If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with this Section 9.09(e)(ii) to continue the Appeal as a member of the Appeal Panel. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

(5)	Subject to Section 9.09(e)(vii) below, the cost of the Appeal Panel must be paid entirely by the Appellant.

(iii)	Appeal Procedure. The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice. Subject to the foregoing and all other provisions of this Section 9.09(e), the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Section 9.09(e)(iv). Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the Parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

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(iv)	Timing.

(1)	Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this Section 9.09(e)(iv)(1), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final. If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(2)	Subject to Section 9.09(e)(iv)(1), the Parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

(v)	Appeal Panel Award. The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel. Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the Parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the Parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

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(vi)	Relief. The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

(vii)	Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing Party (the Party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any Party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing Party (the Party being awarded the most amount of money by the Appeal Panel, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing Party in connection with the Arbitration (including without limitation in connection with the Appeal).

(f)	Miscellaneous.

(i)	Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

(ii)	Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

(iii)	Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

(iv)	Survival. The provisions of this Section 9.09 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

Section 9.10 Specific Performance. The Company acknowledges and agrees that Buyer may suffer irreparable harm in the event that Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Buyer shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Buyer may be entitled under the Transaction Documents, at law or in equity. The Company specifically agrees that following an Event of Default, Buyer shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Company from issuing any of its Common Stock or Preferred Stock to any party unless the amounts as set forth in Section 6.07 have been paid. For the avoidance of doubt, the provisions of this Section 9.10 are in addition to, and not in replacement of, the provisions of Section 6.07. Company specifically acknowledges that the Buyer’s right to obtain injunctive relief constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to the Buyer. For the avoidance of doubt, in the event the Buyer seeks to obtain an injunction from a court or an arbitrator against the Company, such action shall not be a waiver of any right of the Buyer under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim (as defined in Section 9.09) pursuant to the terms of the Transaction Documents, nor shall the Buyer’s pursuit of an injunction prevent the Buyer, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims (as defined in Section 9.09) in the future in a separate arbitration

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Section 9.11 Survival. The representations and warranties in Article IV and Article V of this Agreement shall survive the Closing for a period of twenty four (24) months from the Closing Date, and no claim for indemnification may be made after such time. All covenants and agreements in this Agreement will survive until fully performed; provided, however, that, nothing herein shall prevent a Party from making any claim hereunder, or relieve any other Party from any liability hereunder, after such time for any breach thereof.

Section 9.12 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.13 Document Imaging. The Buyer shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Company’s investments from the Buyer, including, without limitation, this Agreement and the other Transaction Documents, and the Buyer may destroy or archive the paper originals. The Parties (i) waive any right to insist or require that the Buyer produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that the Buyer is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, emailed, or other imaged copy of this Agreement or any other Transaction Document shall be deemed to be of the same force and effect as the original manually executed document.

Section 9.14 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 9.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed effective as of the Effective Date.

Streeterville Capital, LLC

By:	/s/ John M. Fife
Name:	John M. Fife
Title:	President

Verb Technology Company, Inc.

By:	/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer

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Exhibit A

Certificate of Designations of Series C Preferred Stock

(Attached)

Filed in the Office of	Business Number E0609422012-3
Secretary of State State Of Nevada	Filing Number 20233724919
	Filed On 12/28/2023 8:00:00 AM
	Number of Pages 8

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[X] Certificate of Designation
[ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
[ ] Certificate of Amendment to Designation - After Issuance of Class or Series
[ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Verb Technology Company, Inc. Entity or Nevada Business Identification Number (NVID): NV20121709787
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Verb Technology Company, Inc. hereby creates Series C Preferred Stock as set forth in the attached Certificate of Designation. See attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12.27.23

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES C PREFERRED STOCK

of

Verb Technology Company, Inc.

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Rory J. Cutaia, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Verb Technology Company, Inc. a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on December 27, 2023 authorizing and approving the Certificate of Designation of Preferences and Rights of Series C Preferred Stock of the Corporation set forth below.

3.	No shares of Series C Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Verb Technology Company, Inc.

By:	/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer
Dated:	December 27, 2023

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES C PREFERRED STOCK

of

Verb Technology Company, Inc.

a Nevada corporation

The undersigned Chief Executive Officer of Verb Technology Company, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series C Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 400,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”) and 15,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated December 27, 2023, the Board designated five thousand (5,000) shares of the Preferred Stock as Series C Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series C Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES C PREFERRED STOCK

Section 1. Powers and Rights of Series C Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series C Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series C Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series C Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series C Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series C Stock, with respect to their rights as related to the Series C Stock, shall be referred to as a “Series C Holder.”

Section 2. Number and Stated Value. The number of authorized shares of the Series C Stock is five thousand (5,000) shares. Each share of Series C Stock shall have a stated value of $1,300.00 (the “Stated Value”).

Section 3. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series C Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series C Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Series C Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series C Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the Series C Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith, subject to the other terms and conditions herein.

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Section 4. Preferred Return.

(a)	Each share of Series C Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth herein, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series C Stock from the date of its issuance, and shall be payable or otherwise settled as set forth herein.

(b)	The Preferred Return shall be payable on a quarterly basis, within five Business Days (as defined below) of the end of each calendar quarter, either in cash or via the issuance to the applicable Series C Holder of an additional number of shares of Series C Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series C Stock to be determined in the discretion of the Corporation.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series C Stock, no fractional shares of Series C Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series C Stock.

Section 5. Series C Dividend.

(a)	Commencing on the 1 year anniversary of the issuance date of each share of Series C Stock, each such share of Series C Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series C Stock, and which shall be payable in additional shares of Series C Stock, based on the Stated Value, or in cash as set forth herein (each, as applicable, the “Quarterly Dividend”). For period from the 1 year anniversary of the issuance date of a share of Series C Stock to the 2 year anniversary of the issuance date of a share of Series C Stock, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the 2 year anniversary of the issuance date of a share of Series C Stock, the Quarterly Dividend shall be 5% per quarter.

(b)	The Quarterly Dividend shall be aggregated for each Series C Holder, and shall be paid to each Series C Holder, within five Business Day following the end of each applicable Quarter, via the issuance to such Series C Holder of the whole number of shares of Series C Stock payable with respect to such Quarterly Dividend, and payment in cash for any fractional shares of Series C Stock that would be issuable with respect to such applicable Quarterly Dividend.

(c)	By way of example and not limitation, in the event that a Series C Holder acquired 500 shares of Series C Stock and continued to hold all such shares of Series C Stock at the applicable time, the first Quarterly Dividend would be due and payable to such Series C Holder by the fifth Business Day following the 1 year and 91 day anniversary of the date of issuance of such shares of Series C Stock to such Series C Holder, and would be an amount equal to $16,250 (500 x $1,300 x 2.5%), and would be paid via the issuance to such Series C Holder of 12 shares of Series C Stock (having a total value, based on the Stated Value, of $15,600) and the payment of $650 in cash.

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Section 6. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)	Preferential Payments to Holders of Series C Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each share of Series C Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of common stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) equal to by reason of their ownership thereof, an amount per share of Series C Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return plus any accrued and unpaid Quarterly Dividend (as applicable, the “Series C Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series C Preferred Liquidation Amount, the Series C Holders with respect to their shares of Series C Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series C Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series C Stock shall not participate in such distributions.

(b)	Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(1)	a merger or consolidation in which the Corporation is a constituent party and in which the shareholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(2)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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(c)	Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 6(b)(i)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’) provides that the consideration payable to the Series C Stock shall be allocated in accordance with Section 6(a).

(d)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series C Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series C Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e)	Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 6(b)(i)(1), if any portion of the consideration payable to the Series C Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Series C Holders in accordance with Section 6(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series C Holders upon satisfaction of such contingencies shall be allocated among the Series C Holders in accordance with Section 6(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 7. No Conversions. The Series C Stock shall not be convertible into shares of Common Stock or into any other class or series of stock of the Corporation.

Section 8. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all, but not less than all, of the Series C Stock then issued and outstanding from all of the Series C Holders (a “Corporation Optional Redemption”) by paying to the applicable Series C Holders an amount in cash equal to the Series C Preferred Liquidation Amount then applicable to such shares of Series C Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

(b)	The Corporation shall provide notice of any Corporation Optional Redemption to the Series C Holder(s) within 5 Business Days of the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five days of the delivery of such notice, and at such time the Corporation shall deliver to the Series C Holder(s) the Redemption Price in valid funds. Each Series C Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

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Section 9. Dividends and Distributions. The Series C Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a)	Other than as set forth in Section 10(b), the Series C Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series C Holders holding a majority of the Series C Stock then issued and outstanding, in which vote each share of Series C Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series C Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Miscellaneous.

(a)	Legend. Any certificates representing the Series C Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series C Stock Certificate. If any certificate for the Series C Stock held by the Series C Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series C Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series C Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series C Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series C Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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IN WITNESS WHEREOF, Verb Technology Company, Inc., a Nevada corporation, has caused these Articles of Amendment to be signed by a duly authorized officer on this 27th day of December, 2023.

Verb Technology Company, Inc.

/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	Chief Executive Officer

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